Exhibit 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports Results

For Fourth Quarter, Full Year 2008

Natchez, MS (March 10, 2009)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the three and 12-month periods ended December 31, 2008 and proved reserves as of December 31, 2008.

“We faced many challenges in 2008,” explains Fred Callon, chairman and CEO. “The most significant of those challenges included the suspension of the development at our deepwater Entrada Field, production interruptions from two hurricanes in the Gulf of Mexico, and a dramatic decline in commodity prices, which resulted in a significant non-cash ceiling test impairment. Despite these challenges, we remain confident in our ability to build shareholder value by growing production and reserves in the coming years. We recognize the importance of liquidity in this challenging environment.  Beginning in mid-2007 and throughout 2008, we very carefully managed our liquidity position.  As a result, despite our challenges and the turmoil in the financial markets, we find ourselves with a strong liquidity position and the financial resources to be opportunistic during this economic downturn. We do not have any significant required capital expenditures for 2009, so we have the flexibility to use our cash flow and credit facility to fund producing property acquisitions to help grow the company’s reserves and production over the next several years.”

Fourth Quarter and Full Year 2008 Net Loss.  For the year ended December 31, 2008, the company reported a net loss of $438.9 million, or $20.68 per share, primarily due to a non-cash charge of $482.4 million resulting from the impairment of the company’s oil and gas properties under full-cost accounting rules. The book value of the company’s oil and gas properties exceeded the full-cost ceiling due primarily to lower oil and natural gas prices at year-end 2008 and the announced suspension of operations at Entrada during the fourth quarter of 2008.  It should be noted that excluding the non-cash charge related to the impairment of oil and gas properties, the company would have generated before-tax income from operations for 2008 of $40.7 million. Additionally, during the fourth quarter of 2008, Callon recorded a charge of $128.1 million resulting from the establishment of a valuation allowance against its deferred tax asset as required by SFAS 109 “Accounting for Income Taxes.” The 2008 results compare to net income of $15.2 million, or $0.71 per share for 2007.  For the quarter ended December 31, 2008, the company reported a net loss of $457.5 million, or $21.19 per diluted share, compared to a net income of $4.5 million, or $0.21 per diluted share reported for the same three-month period of 2007.

Fourth Quarter and Full Year 2008 Operating Results.  Operating results for the three months ended December 31, 2008 were negatively impacted by both lower commodity prices and Hurricanes Gustav and Ike, which resulted in several of our Gulf of Mexico properties being shut-in during late August 2008.  Primarily as a result of damage caused by the two storms to third-party transmission lines and downstream facilities which process Callon’s crude oil and natural gas, production of approximately 18.0 million cubic feet of natural gas equivalent per day (MMcfe/d) was deferred during the fourth quarter of 2008. Although facilities were returned to production by mid-December and all of Callon’s fields were back on production, the deferral had a significant impact on operating results for the fourth quarter.  Operating results for the three months ended December 31, 2008 include oil and gas sales of $15.5 million from average production of 20.7 MMcfe/d. This corresponds to sales of $43.9 million from average production of 45.6 MMcfe/d during the comparable 2007 period.

The average price received per thousand cubic feet of natural gas (Mcf) in the fourth quarter of 2008, after the impact of hedging, decreased to $7.12 compared to $8.18 during the fourth quarter of 2007.  The average price received per barrel of oil (Bbl) in the fourth quarter of 2008, after the impact of hedging, decreased to $55.23, compared to $82.47 during the same period in 2007.  Oil and natural gas sales for full year 2008 totaled $141.3 million from average production of 31.4 MMcfe/d.  This corresponds to oil and natural gas sales of $170.8 million from average production of 51.3 MMcfe/d during 2007.  The average price received per Mcf for full year 2008, after the impact of hedging, increased to $9.99, compared to $8.01 during the full year of 2007. The average price received per Bbl during full year 2008, after the impact of hedging, increased to $88.07, compared to $67.63 during the same period in 2007.

Fourth Quarter and Full Year 2008 Discretionary Cash Flow. Discretionary cash flow for the three-month period ended December 31, 2008 totaled $3.8 million compared to $25.1 million during the comparable prior year period.  Net cash flow used in operating activities, as defined by GAAP, was $31.5 million in the fourth quarter 2008, while net cash flow provided by operating activities was $19.4 million in the fourth quarter of 2007. Discretionary cash flow for full year 2008 totaled $84.9 million compared to $104.6 million in 2007.  Net cash flow provided by operating activities, as defined by GAAP, totaled $93.2 million and $109.3 million for the years ended December 31, 2008 and 2007, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

2008 Year-End Reserves.  As of December 31, 2008, the company’s year-end estimated net proved reserves were 54.8 billion cubic feet of natural gas equivalent (Bcfe).  This is a decrease of 208.8 Bcfe from year-end 2007 and is attributable to the sale of a working interest in the Entrada Field (45%), the previously announced suspension of operations at the Entrada Field in November 2008 (47%) and 2008 production and other changes (8%).

Non-GAAP Financial Measure.  This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt.  The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended		12 Months Ended
(In thousands)	December 31,		December 31,
	2008	2007	2008	2007
Discretionary cash flow	$3,774	$25,146	$84,935	$104,550
Net working capital changes and other changes	(35,317)	(5,783)	8,297	4,733
Net cash flow (used in) provided by operating activities	$(31,543)	$19,363	$93,232	$109,283

Production and Price Information:	Three Months Ended		12 Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Production:
Oil (MBbls)	162	289	942	1,063
Gas (MMcf)	926	2,457	5,839	12,340
Gas equivalent (MMcfe)	1,901	4,191	11,494	18,718
Average daily (MMcfe)	20.7	45.6	31.4	51.3

Average prices:
Oil ($/Bbl) (a)	$55.23	$82.47	$88.07	$67.63
Gas ($/Mcf)	$7.12	$8.18	$9.99	$8.01
Gas equivalent ($/Mcfe)	$8.17	$10.48	$12.29	$9.12

Additional per Mcfe data:
Sales price	$8.17	$10.48	$12.29	$9.12
Lease operating expenses	2.87	1.73	1.67	1.48
Operating margin	$5.30	$8.75	$10.62	$7.64

Depletion	$11.73	$3.86	$5.57	$3.89
General and administrative (net of management fees)	$1.33	$0.66	$0.83	$0.53

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$58.76	$90.68	$99.67	$72.33
Basis differentials and quality adjustments	(15.66)	(5.06)	(1.15)	(4.08)
Transportation	(1.32)	(1.20)	(1.15)	(1.15)
Hedging	13.45	(1.95)	(9.30)	0.53
Averaged realized oil price	$55.23	$82.47	$88.07	$67.63

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$17,126	$53,250
Accounts receivable	44,290	22,073
Restricted investments	--	100
Fair market value of derivatives	21,780	--
Other current assets	1,103	6,592
Total current assets	84,299	82,015

Oil and gas properties, full-cost accounting method:
Evaluated properties	1,578,554	1,349,904
Less accumulated depreciation, depletion and amortization	(1,452,131)	(738,374)
	126,423	611,530

Unevaluated properties excluded from amortization	32,829	70,176
Total oil and gas properties	159,252	681,706

Other property and equipment, net	2,536	1,986
Restricted investments	4,759	4,525
Investment in Medusa Spar LLC	12,577	12,673
Other assets, net	2,667	9,577
Total assets	$266,090	$792,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$76,516	$37,698
Asset retirement obligations	9,151	9,810
Fair market value of derivatives	--	5,205
Total current liabilities	85,667	52,713

9.75% Senior Notes	194,420	192,012
Callon Entrada Credit Facility (non-recourse)	78,435	--
Senior Revolving Credit Facility	--	200,000
Asset retirement obligations	33,043	27,027
Deferred tax liability	--	32,190
Other long-term liabilities	4,329	1,465
Total liabilities	395,894	505,407

Stockholders' equity:
Preferred Stock, $.01 par value; 2,500,000 shares authorized;	--	--
Common Stock, $.01 par value; 30,000,000 shares authorized; 21,621,142 shares and 20,891,145 shares issued outstanding at December 31, 2008 and 2007, respectively	216	209
Capital in excess of par value	227,803	223,336
Other comprehensive income (loss)	14,157	(3,383)
Retained (deficit) earnings	(371,980)	66,913
Total stockholders' equity	(129,804)	287,075
Total liabilities and stockholders' equity	$266,090	$792,482

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Quarter Ended December 31,		Full Year
	2008	2007	2008	2007
Operating revenues:
Oil sales	$8,947	$23,833	$82,963	$71,891
Gas sales	6,593	20,108	58,349	98,877
Total operating revenues	15,540	43,941	141,312	170,768

Operating expenses:
Lease operating expenses	5,459	7,245	19,208	27,795
Depreciation, depletion and amortization	22,294	16,165	64,054	72,762
General and administrative	2,519	2,778	9,565	9,876
Accretion expense	4,240	1,026	7,316	3,985
Derivative expense	(888)	--	498	--
Impairment of oil and gas properties	482,354	--	482,354	--
Total operating expenses	515,978	27,214	582,995	114,418

Income (loss) from operations	(500,438)	16,727	(441,683)	56,350

Other (income) expenses:
Interest expense	6,996	10,424	26,705	34,329
Loss on early extinguishment of debt	--	--	11,871	--
Other income	(439)	(358)	(1,379)	(1,172)
Total other (income) expenses	6,557	10,066	37,197	33,157

Income (loss) before income taxes	(506,995)	6,661	(478,880)	23,193
Income tax (benefit) expense	(49,456)	2,223	(39,725)	8,506

Income (loss) before equity in earnings of Medusa Spar LLC	(457,539)	4,438	(439,155)	14,687
Equity in earnings of Medusa Spar LLC, net of tax	5	104	262	507

Net income (loss)	$(457,534)	$4,542	$(438,893)	$15,194

Net income (loss) per common share:
Basic	$(21.19)	$0.22	$(20.68)	$0.73
Diluted	$(21.19)	$0.21	$(20.68)	$0.71

Shares used in computing net income (loss) per share:
Basic	21,589	20,858	21,222	20,776
Diluted	21,589	21,435	21,222	21,290

Callon Petroleum Company
Consolidated Statements of Cash Flows
 (In thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(438,893)	$15,194	$40,560
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	64,862	73,677	65,929
Impairment of oil and gas properties	482,354	--	--
Accretion expense	7,316	3,985	4,960
Amortization of deferred financing costs	4,185	3,009	2,221
Non-cash loss on early extinguishment of debt	5,598	--	--
Equity in earnings of Medusa Spar, LLC	(262)	(507)	(1,475)
Non-cash derivative expense	--	--	150
Deferred income tax (benefit) expense	(39,725)	8,506	20,707
Non-cash charge related to compensation plans	1,550	849	1,420
Excess tax benefits from share-based payment arrangements	(2,050)	(163)	(1,449)
Changes in current assets and liabilities:
Accounts receivable	(22,215)	6,658	(2,107)
Other current assets	5,489	(619)	(3,975)
Current liabilities	22,987	(2,057)	11,311
Change in gas balancing receivable	630	(938)	(311)
Change in gas balancing payable	156	889	133
Change in other long-term liabilities	2,708	(10)	(2)
Change in other assets, net	(1,458)	810	(2,588)
Cash provided by operating activities	93,232	109,283	135,484

Cash flows from investing activities:
Capital expenditures	(176,680)	(127,409)	(167,979)
Entrada acquisition	--	(150,000)	--
Proceeds from sale of mineral interests	167,493	60,931	--
Distribution from Medusa Spar, LLC	498	687	1,078
Cash used by investing activities	(8,689)	(215,791)	(166,901)

Cash flows from financing activities:
Change in accrued liabilities to be refinanced	--	--	(5,000)
Increases in debt	94,435	229,000	88,000
Payments on debt	(216,000)	(64,000)	(53,000)
Deferred financing costs	--	(6,429)	--
Equity issued related to employee stock plans	(1,152)	--	(438)
Excess tax benefits from share-based payment arrangements	2,050	163	1,449
Capital leases	--	(872)	(263)
Cash (used) provided by financing activities	(120,667)	157,862	30,748

Net (decrease) increase in cash and cash equivalents	(36,124)	51,354	(669)

Cash and cash equivalents:
Balance, beginning of period	53,250	1,896	2,565

Balance, end of period	$17,126	$53,250	$1,896

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.